Exhibit 10.47

EMPLOYMENT AGREEMENT

OF

TIMOTHY C. CREW

This Employment Agreement of Timothy C. Crew (“Agreement”) is entered into as of the 2nd day of January, 2018 (“Effective Date”) between Lannett Company, Inc. (“Company”) and Timothy C. Crew (“Executive”).

RECITALS

WHEREAS, Company wishes to employ Executive as its Chief Executive Officer.  Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Executive and Company, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1.              Employment.

Company hereby employs Executive as its Chief Executive Officer; and Executive accepts such employment.

2.              Term.

The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 8, until the day before the third anniversary of the Effective Date, i.e. December 31, 2020 (the “Term”), provided that on the day before each yearly anniversary of the Effective Date, the Term shall be automatically extended for successive additional one (1) year periods unless at least ninety (90) days prior to such anniversary date either Company or Executive furnishes the other with written notice (a “Non-Renewal Notice”) that the Term is not to be so extended. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 8.  Non-extension of this Agreement pursuant to this Section through the delivery by Company of a Non-Renewal Notice shall constitute termination without Cause pursuant to Section 8(b)(iv) and entitle Executive to receive the Severance Pay (as defined in Section 9(b)).

3.              Duties.

a)             Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Chief Executive Officer for a company doing the type of business engaged in by Company, as well as having responsibility for the day-to-day management of Company, and any additional duties assigned to him from time to time by the Board of Directors of Company consistent with his position.  Executive shall report directly to the Board of Directors of Company. Executive agrees to use his best efforts and comply with all applicable fiduciary and professional standards in the performance of his duties hereunder.  Executive shall provide services consistent with his position to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement.

b)             Executive shall be appointed to serve as a member of the Board of Directors of Company on a date to be determined, but not later than the date of Company’s 2018 Annual Meeting of Stockholders.  Assuming that Executive remains in good standing, within the discretion of the Board of Directors of Company, during the Term, Executive shall be nominated for re-election to the Board each fiscal year thereafter.

c)              Executive has been engaged in the pharmaceutical business for over twenty-five years, and Executive maintains a personal investment portfolio which includes various pharmaceutical holdings.  In the event Executive’s holdings in any one individual pharmaceutical or biotech company exceed two percent (2%) of his net worth, Executive shall disclose said holdings in writing to Company.  Executive has disclosed to the Board of Directors of Company that as of the Effective Date he is not a director of any other entity.  Subject to the prior approval of the Board of Directors of Company, which shall not be withheld unreasonably, Executive may serve on boards of entities other than Company so long as such entity is not a pharmaceutical or biotech company, Executive’s service does not conflict with his work for Company, and Executive does not serve on the board of more than one publicly traded company (other than Company) at any given time.  Executive may continue to engage in charitable activities so long as such activities do not interfere with his employment with Company.

4.              Base Salary.

Executive shall be paid a base salary of Seven Hundred Thirty-Five Thousand Dollars ($735,000.00) per annum for the Term, payable, less applicable withholdings, in proportional monthly payments or more frequently in accordance with Company’s regular practice. Salary for a portion of any period will be prorated.  The Compensation Committee of the Board of Directors will conduct an annual performance review of Executive and, as part of such review, will consider upward adjustments to the base salary set forth herein based on the performance of both Executive and Company.

5.              Annual Bonus and Long-Term Incentive Program.

a)             Executive shall be eligible to participate in Company’s Executive Compensation Program (the “ECP”) administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of Company.  The ECP shall provide Executive with a target bonus opportunity for each fiscal year of Company (i.e., July 1 to June 30), including a target bonus opportunity of 100% of Executive’s base salary depending upon Company and Executive meeting certain targeted performance metrics (which bonus shall be pro-rated for the fiscal year ending June 30, 2018), regardless of whether or not a bonus is declared for any fiscal year.  In the event Executive is entitled to an annual bonus as provided by this Section 5, Company shall pay the cash portion of such annual bonus in a single lump sum no later than the earlier of: (a) the date required under the ECP or any successor annual bonus plan; or (b) sixty (60) days following the date Executive’s right to the annual bonus ceases to be subject to a substantial risk of forfeiture, as defined by Treasury Regulation Section 1.409A-1(d)(1), with the exact date of payment to be determined by Company in its sole and absolute discretion.

b)             Executive shall be eligible to participate in Company’s Long-Term Incentive Program (the “LTIP”), or any successor long-term incentive program generally made available to the executive officers of Company.  The LTIP shall provide Executive with a target annualized award opportunity for each fiscal year of Company (i.e., July 1 to June 30), including a target annualized award opportunity for the fiscal year ending June 30, 2018 equal to 300% of Executive’s base salary depending upon Company and Executive meeting certain targeted performance metrics, which award shall be pro-rated to reflect Executive’s partial year of service.

6.              Benefits.

During the Term, Executive shall have the following benefits:

a)             Executive may participate in all Company sponsored stock option plans, retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, executive stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Company for which he qualifies under the terms of the plans. Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

b)             On the Effective Date, Executive shall receive an initial equity award consisting of a grant of stock options with a grant date value of the shares of common stock underlying the options of $400,000.00, and a grant of restricted stock with a grant date value of $400,000.00.  The stock options will have an exercise price equal to Company’s closing stock price on the date of grant, and will vest in three equal annual increments, beginning on the first anniversary of grant.  The restricted stock also will vest in three equal annual increments, beginning on the first anniversary of grant.

c)              An annualized automobile allowance of $13,500.24 will be provided and will be paid on a bi-weekly basis as part of the regular payroll, subject to applicable tax withholdings and other payroll deductions

d)             Twenty (20) business days of personal time off (PTO) will be provided and will accrue in accordance with Company’s published PTO policy applicable to salaried management employees.

e)              Company shall reimburse Executive for his moving and relocation costs associated with the sale of Executive’s home in Florida and moving his and his immediate family’s belongings from Florida to Pennsylvania up to a total of Forty Thousand Dollars ($40,000.00).  All such reimbursements shall be subject to Executive’s presentation of supporting documentation of such expenses as may be reasonably required by Company.

7.              Reimbursement of Expenses.

Company will reimburse Executive for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Company’s expense reimbursement policy in effect from time to time, and upon receipt of appropriate documentation.  Notwithstanding any provision of this Agreement, (a) the amount of expense eligible for reimbursement during one calendar year will not affect the expenses eligible for reimbursement, in any other calendar year; (b) reimbursement of expenses for a given calendar year will be made in accordance with Company’s expense reimbursement policy, but in any event on or before the last day of the immediately following calendar year; and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

8.              Termination of Employment.

a)             Executive’s Termination of Employment with Company, for any reason and irrespective as to whether initiated by Executive or Company, shall be considered a contemporaneous resignation by Executive from the position of Company’s Chief Executive Officer and from the position of a Director of Company, and shall be deemed a termination from employment with all entities related to Company.

b)             Executive’s employment will terminate upon the occurrence of a “Separation from Service,” with the date of the Separation from Service being referred to as the “Termination Date.”  For purposes of this Agreement, the term “Separation from Service” means death, retirement, or Termination of Employment of Executive and the term “Termination of Employment” means that, as of a given date, Executive and Company reasonably anticipate that no further services will be performed after such date or that the level of bona fide services Executive will perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  For avoidance of doubt, a Termination of Employment will include any event described as follows:

i.                                          Death.  In the event of Executive’s death, Executive’s employment hereunder shall automatically terminate on the date of death.

ii.                                       Termination for Disability.  To the extent permitted by law, in the event of Executive’s Disability, Company may terminate Executive’s employment hereunder by giving at least thirty (30) days prior written notice to Executive.  For purposes of this Section 8(b)(ii), the Termination Date shall be the thirtieth (30th) day after the date the notice is given to  Executive.  The term “Disability” shall mean the inability of Executive, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Company as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that if Executive returns to work in the consecutive twelve (12) month period for a period of less than ten (10) consecutive business days in duration, such return to work shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same.  Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

iii.                                    Termination for Cause.  Company may terminate Executive’s employment hereunder for Cause by giving written notice of termination to Executive.  For purposes of this Section 8(b)(iii), the Termination Date shall be the date on which such notice is given.  The term “Cause” shall consist of any of the following:

(A)                               Executive’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to Company or its stockholders or other material dishonesty with respect to Company;

(B)                               Gross negligence or willful misconduct in the performance of Executive’s duties;

(C)                               Willful or reckless conduct of Executive which has an adverse impact (economic or otherwise) on Company;

(D)                               Failure to perform Executive’s duties or failure to follow any written policy or directive of the Board of Directors of Company consistent with such duties which is not remedied by Executive after receipt of a written notice from the Board of Directors of Company specifying the required action and a reasonable time period within which the action must be taken, which shall not be less than three (3) business days;

(E)                                Executive’s willful violation of any law, rule or regulation relating to the operation of Company or any of its subsidiaries or affiliates;

(F)                                 The order of any court or supervising governmental agency with jurisdiction over the affairs of Company or any subsidiary or affiliate requiring the termination or suspension of Executive’s employment with Company;

(G)                               Executive’s willful violation of any provision of this Agreement, including without limitation violation of Sections 10, 11, 12, or 13;

(H)                              Executive’s conviction or plea of nolo contendere (or its equivalent) with respect to a felony or any other crime involving dishonesty or moral turpitude;

(I)                                   Abuse of illegal drugs or other controlled substances or habitual intoxication;

(J)                                   Willful violation by Executive of Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies; or

(K)                               Executive becoming a target of an investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against Executive by any such regulatory agency alleging any violation by Executive of applicable law.  Notwithstanding the above, if the investigation of which Executive becomes a target concerns Company, this provision shall apply only to any such investigation that relates to activities of Executive or Company on or after the Effective Date.

iv.                                   Termination Without Cause.  Company may terminate Executive’s employment hereunder without Cause by giving at least thirty (30) days’ prior written notice to Executive.  For purposes of this Section 8(b)(iv), the Termination Date shall be the thirtieth (30th) day after the notice is given to Executive.

v.                                      Resignation.  Executive may resign from his employment hereunder for (i) Good Reason (as defined, and by giving the notice required, in Section 9(b)), or (ii) for any other reason by giving at least thirty (30) days prior written notice to Company.  For purposes of this Section 8(b)(v), the Termination Date shall be the thirtieth (30th) day after the notice is given to Company.

9.              Effect of Separation from Service.

a)             If Executive’s employment terminates for Cause or for any reason other than as set forth in Section 9(b), Company shall pay the following amounts (hereinafter the “Standard Entitlements”): (i) earned but unpaid base salary under Section 4 as of the Termination Date; (ii) accrued but unpaid annual bonus under Section 5 if Executive otherwise meets the eligibility requirements, including but not limited to employment as of the end of the fiscal year; (iii) accrued but unpaid paid time off (if pay-out upon termination of employment is then permitted by Company), and automobile allowance as of the Termination Date; and (iv) reimbursements for expenses under Section 7 incurred but unpaid on or before the Termination Date.  Company shall pay the Standard Entitlements as follows: (i) earned but unpaid base salary, and accrued but unpaid annual bonus, paid time off, and automobile allowance, in a single lump sum in cash no later than the earlier of: (A) the date required under applicable law; or (B) forty-five (45) days following the Termination Date, with the exact date of payment to be determined by Company in its sole and absolute discretion; and (ii) reimbursements for expenses shall be paid in accordance with Section 7.

b)         If Executive’s employment is terminated by Company without Cause, or if Executive resigns with Good Reason, in addition to the Standard Entitlements payable in accordance with Section 9(a), Executive shall be entitled to receive the following amounts (collectively, the “Severance Pay”): (i) an amount equal to three (3) times the base salary payable to Executive at the date of termination, (ii) insurance coverage provided to him equal to such coverage provided to him on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months, (iii) a pro-rated annual cash bonus for the then current fiscal year calculated based upon the actual results achieved by Company during the fiscal year in which the Termination Date occurs, payable when other executive officers of Company receive annual bonuses with respect to such fiscal year, subject to any applicable cap on cash payments (but no other incentive compensation beyond the Termination Date), and (iv) Company shall cause all outstanding Company stock options and restricted stock awards awarded to Executive prior to termination of his employment to be one hundred percent (100%) vested at termination.

For purposes of this provision, Executive resigns with “Good Reason” if he provides written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Chief Executive Officer or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations; (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due or any other material breach of Company’s obligations hereunder; or (C) the relocation of Company headquarters more than 100 miles from its current location.  Executive also resigns with “Good Reason” if he provides written notice of his resignation within thirty (30) days after a Change in Control (as defined below) in the event that such Change in Control occurs on or before December 31, 2018.

Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other affiliated parties, in reasonable form and substance, excluding Company’s performance under this Section 9(b) and Executive’s vested rights under Company sponsored retirement plans, 401(k) plans and stock ownership plans (the “General Release”).  Payment or provision of the Severance Pay will commence on the ninetieth (90th) day following the Termination Date (the “Commencement Date”), provided that the Employee has executed and not revoked the General Release prior to such date.  The payments required under clause 9(b)(i) and clause 9(b)(iii) shall be made in equal monthly installments over a twelve (12) month period starting on the Commencement Date. However, no payments described under clause 9(b)(i) and clause 9(b)(iii) shall be made at any time if the General Release is not executed prior to the Commencement Date (or is executed prior to the Commencement Date but is revoked prior to the Commencement Date or is revocable on or after the Commencement Date).

c)              Executive shall be deemed to have been terminated by Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), to the Severance Pay payable in accordance with Section 9(b) (except that the pro-rated annual cash bonus payable pursuant to Section 9(b)(iii) shall be calculated as if the performance targets established under the ECP for the fiscal year in which the Change in Control occurs were achieved as of the Termination Date), if, within twenty-four (24) months of a Change in Control of Company, he (i) is terminated by Company and such termination is not due to death, Disability, or Cause, or (ii) resigns for Good Reason.  For purposes of this Section 9(c), a written notice that Executive’s employment term is not extended pursuant to Section 2 within the twenty-four (24) month period after a Change in Control shall be deemed to be a termination by Company without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which this Agreement would otherwise have renewed.  The term “Change in Control” of Company shall mean the occurrence of a “change in ownership of the Company,” “a change in effective control of the Company,” or “a change in the ownership of a substantial portion of the Company’s assets,” each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

10.       Confidential Information.

a)             During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company, except in connection with the proper performance of his duties as Chief Executive Officer or a director of Company, without the prior written consent of Company.  “Confidential Information” includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Company.  “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

b)             Executive also hereby acknowledges and agrees that he has been notified that, notwithstanding any obligations in this Agreement, pursuant to Section 7 of the Defend Trade Secrets Act (“DTSA”), Company shall not hold him criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law.  Company shall also not hold Executive so liable for such disclosures made in a complaint or other documents filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive also acknowledges and agrees that he has been notified that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.       Solicitation of Customers.

During his employment with Company and for a period of thirty-six (36) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products (a) being offered for sale by Company or any subsidiary of Company on the Termination Date, (b) in the research and development pipeline of Company or any subsidiary of Company on the Termination Date, or (c) being developed by any strategic alliance partner of Company on the Termination Date, but only to the extent that Company is jointly developing such product or collaborating with the strategic alliance partner with respect to the development of such product  (the products in subsections (a)-(c) above are hereafter collectively referred to as the “Restricted Products”), or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers.  This provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products.  While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.

12.       Solicitation of Executives and Others.

During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any employee or agent of Company (“Solicited Person”), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an employee or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents.  For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the one (1) year period prior to the termination of Executive’s employment with Company and/or who terminates such association with Company within a period of six (6) months after the termination of Executive’s employment with Company.

13.       Non-Competition.

Without the written consent of the Board of Directors of Company, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, executive, independent contractor, consultant, or in any other capacity:

a)             Engage, own or have any interest in;

b)             Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

c)              Furnish consultation or advice to; or

d)             Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date.  Notwithstanding the foregoing, holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 13.  Furthermore, during the final twelve (12) months of the Non-Competition Period, the restrictions set forth in this Section 13 shall only apply to those Restricted Products that (i) are in the research and development pipeline of Company or any subsidiary of Company as of the Termination Date and that has been submitted to the FDA for approval on or before the Termination Date; (ii) generated seven percent (7%) or more of the net sales of Company and its subsidiaries on a consolidated basis during the most recently completed fiscal year of Company prior to the Termination Date; or (iii) are projected as of the Termination Date to generate seven percent (7%) or more of the net sales of Company and its subsidiaries on a consolidated basis at any time during the Non-Competition Period, as per Company’s latest multi-year projections.

14.       Disclosure and Ownership of Work Product and Information.

a)             Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work Product”).

b)             Work Product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually.  Executive agrees that all works of original authorship created during his employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act.  To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

c)              Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.

15.       Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.

Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief.  Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, Company is entitled to all money damages available under the law.  If Executive violates this Agreement, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.  If Company violates this Agreement, in addition to all other remedies available to Executive at law, in equity, and under contract, Company agrees that Company is obligated to pay all Executive’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

16.       Severability and Savings.

Each provision in this Agreement is separate.  If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with Company.  If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law.  As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

17.       Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives.  This Agreement is not assignable by Executive.

18.       Statute of Limitations.

Executive agrees not to initiate any action or suit relating directly or indirectly to employment with Company or the termination of such employment more than one (1) year after the effective date of termination of employment.  Executive expressly waives any other longer statute of limitations.  However, Executive agrees that any shorter statute(s) of limitations remain in effect.

19.       Indemnification.

In addition to any indemnification to which Executive may be entitled under Company’s Certificate of Incorporation or By-Laws, as each may be amended from time to time, to the fullest extent permitted by applicable law, subject to applicable limitations, including those imposed by the Dodd-Frank Wall Street Reform and Protection Act and the regulations promulgated thereunder, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates.  Company’s obligations under this Section 19 shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and Company’s obligation pursuant to this Section 19 shall survive termination of Executive’s employment.

20.       Section 409A Compliance.

a)             This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code hereinafter being referred to as “Section 409A”), if applicable.  Payments of Non-Qualified Deferred Compensation (as such term is defined under Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Section 409A, if applicable. Any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b)             To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Executive on account of his separation from service until the first to occur of (i) the date of the Executive’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service.  Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

c)              Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of the Executive’s employment with Company shall be withheld until the Executive incurs both (i) a termination of his employment relationship with Company and (ii) the first instance of a “separation from service” with Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).

d)             The preceding provisions of this Section 20 shall not be construed as a guarantee by Company of any particular tax effect to the Executive under this Agreement, under any plan or program sponsored or maintained by Company or under any other agreement by and between the Executive and Company.  Company shall not be liable to the Executive for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Section 409A.

21.       Miscellaneous.

a)             Company agrees to reimburse Executive for any and all reasonable counsel fees incurred by Executive in connection with the negotiation, preparation and entry into this Agreement up to a total of Ten Thousand Dollars ($10,000.00).  All such reimbursements shall be subject to Executive’s presentation of supporting documentation of such fees as may be reasonably required by Company.

b)             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Company and Executive.  The waiver or non-enforcement by Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.  This Agreement is the parties’ entire agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

c)              Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties.  Notices shall be sent to Executive at the most recent address of Executive as set forth in Company’s records (or such other addresses as shall be specified by Executive by like notice), and to Company at Lannett Company, Inc., 13200 Townsend Road, Philadelphia, PA 19154 Attn.: Chairman of the Board of Directors (or such other addresses as shall be specified by Company by like notice).  All notices shall be deemed effective upon receipt.  The failure to accept mail forwarded through the U.S. Postal Service, certified, return receipt requested, shall be deemed received as of the earlier of the first date such delivery is refused or, alternatively, if notices are provided of attempts to deliver, the date on which said first notice was provided to Company.

d)             This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law rules.  Any action to enforce this Agreement shall be filed in the state or federal courts located in Pennsylvania.

e)              Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

f)               Executive agrees that this Agreement is confidential and Executive will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than Executive’s attorney, accountant, professional advisors and members of his immediate family, except as may be permitted by applicable law.

g)              This Agreement may be executed in counterparts, which together shall constitute one Agreement.

h)             Executive agrees that this Agreement is the sole Employment Agreement between Company and Executive and supersedes any and all prior Employment Agreements, Letters of Understandings, verbal understandings or commitments.

i)                 By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement intending to be legally bound hereby.  The parties have executed this Agreement as of the Effective Date.

WITNESS

	/s/ Lori C. Crew	/s/ Timothy C. Crew
	LORI C. CREW	TIMOTHY C. CREW

	Dated: December 16, 2017	Dated: December 16, 2017

LANNETT COMPANY, INC.

By:	/s/ Jeffrey Farber
Jeffrey Farber,
Chairman of the Board

Dated: December 17, 2017